For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications (310) 829-5400

SKECHERS ANNOUNCES RECORD FIRST QUARTER 2016 FINANCIAL RESULTS
Record Quarterly Sales of $978.8 Million, an Increase of 27.4 Percent
Record Quarterly Earnings from Operations of $138.6 Million
Record Quarterly Net Earnings of $97.6 Million
Record Quarterly Diluted Earnings Per Share of $0.63

MANHATTAN BEACH, CA. – April 21, 2016 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader and the second largest footwear brand in the United States, today announced financial results for the first quarter ended March 31, 2016.

First quarter 2016 net sales were $978.8 million compared to $768.0 million in the first quarter of 2015, an increase of 27.4 percent. Gross profit for the first quarter of 2016 was $432.2 million, or 44.2 percent of net sales, compared to $332.5 million, or 43.3 percent of net sales in the first quarter of 2015. Earnings from operations for the first quarter of 2016 were $138.6 million, or 14.2 percent of net sales, compared to net earnings from operations of $88.2 million, or 11.5 percent of net sales, for the first quarter of 2015.

“At no other time in the Company’s history have we been stronger across our many product categories, marketing initiatives and multiple distribution channels. The growing demand for our brand has resulted in record revenues of $978.8 million and earnings from operations of $138.6 million for the first quarter of 2016,” began David Weinberg, chief operating officer and chief financial officer. “These significant achievements are primarily the result of a 47.1 percent increase in our international wholesale business over the first quarter 2015, and a shift forward of some domestic and international orders into the first quarter due to the Easter timing. In addition, domestic wholesale sales increased 12.1 percent and our Company-owned retail sales increased by 23.2 percent with a 9.8 percent comp store sales increase over the prior year period. For the first time ever, our international business has grown to be our largest segment—with international wholesale representing 42.9 percent and international wholesale and retail representing 47.7 percent of our total sales. To meet the increased demand, we are investing in our infrastructure, including improved efficiencies in our European Distribution Center, which allowed us to achieve a record three million pairs shipped in a month during February. With the completion of our European Distribution Center expansion to one million square feet in the second quarter of 2016, and with the automation to be fully completed later this year, we expect to be even more efficient in our largest market outside of the United States.”

Net earnings in the first quarter of 2016 were $97.6 million compared to net earnings of $56.1 million for the first quarter of 2015. Net earnings per diluted share in the first quarter 2016 increased 72.5 percent to $0.63 based on 154.8 million weighted average shares outstanding compared to a diluted net earnings per share of $0.37 based on 153.4 million weighted average shares outstanding for the same period in the prior year.

Robert Greenberg, SKECHERS chief executive officer, commented: “2016 marks Skechers’ 24th year in business and we couldn’t be more pleased to start 2016 with record quarterly revenues just shy of the billion dollar mark. By remaining focused on our product, building on our proven sellers—like our colorful and comfortable Skechers Sport collection and our vast array of Skechers GOwalk footwear—and introducing new designs, including a retro sport line that global singing sensation Meghan Trainor is wearing in her new Skechers campaign, we continue to innovate and further develop our global brand. The sales growth that we achieved in the first quarter in the United States is due to our expanding product range that appeals both to our loyal shoppers and a widening demographic, including tweens and teens, as well as those that first wore our product in 1992. This is due to our advertising—which features young superstars like Meghan and Demi Lovato, as well as icons such as Sugar Ray Leonard, Ringo Starr and now Howie Long. Our consumer base also includes serious athletes who have embraced our technical product thanks in part to the recognition we’re receiving with our elite runner Meb in the running for an Olympic medal, a team of top ranked golfers, and the title sponsorship of the Skechers Performance Los Angeles Marathon. With a strong sales increase in the first quarter driven by substantial growth across Europe, Asia, the Middle East and closer to home in Canada and Chile, we see our international business as being a key driver of our continued growth as we deliver a broader assortment of our footwear for men, women and kids, expand into new accounts, and open more international Skechers retail stores. In the first quarter, together with our international partners, we opened 87 Skechers retail stores, bringing the total to 1,397; with the opening of 17 stores in the second quarter already, we now have 1,414 Skechers stores, of which 1,017 are in international markets. Given our significant momentum and current product in the pipeline, we believe our success will continue throughout the year.”

Mr. Weinberg added: “Last year’s second quarter was extremely strong as shipments were pushed from the first quarter into the second quarter of 2015, while this year shipments were pulled from the second quarter into the first quarter. We believe this was in part due to our European business strengthening and China increasing its wholesale distribution strategy through a franchise store model, both of which concentrated volume into the first quarter. Total inventories, which decreased $118.4 million or 19.1 percent from December 31, 2015, and increased $109.7 million or 28.0 percent from March 31, 2015, are in line with our growth and increased Company-owned store count. Our financial position is strong with $443.8 million in cash and cash equivalents. We currently believe second quarter 2016 net sales will be between $875 million and $900 million; this guidance assumes no significant shift or pull forward of orders from the third quarter into the second quarter. Our first and third quarter net sales have the potential to become larger relative to the net sales balance of the other quarters as our international business becomes a greater percentage of our total net sales. We therefore believe there could be upside opportunity for the third quarter of 2016 and the balance of the year.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 160 countries and territories worldwide via department and specialty stores, more than 1,410 SKECHERS Company-owned and third-party retail stores, and the Company’s e-commerce website. The Company manages its international business through a network of global distributors, joint venture partners in Asia, and wholly-owned subsidiaries in Brazil, Canada, Chile, Japan, Latin America and throughout Europe. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion and opening of new stores, the completion of the expansion and upgrade of the Company’s European Distribution Center, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2015. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$443,828	$507,991
Trade accounts receivable, net	542,396	343,930
Other receivables	21,600	18,661

Total receivables	563,996	362,591
Inventories	501,855	620,247
Prepaid expenses and other current assets	44,080	57,363

Total current assets	1,553,759	1,548,192
Property, plant and equipment, net	456,971	435,907
Deferred tax assets	16,164	17,825
Other assets	41,516	37,954

Total non-current assets	514,651	491,686

TOTAL ASSETS	$2,068,410	$2,039,878

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$14,420	$15,653
Accounts payable	405,324	473,983
Short-term borrowings	58	59
Accrued expenses	62,103	87,318

Total current liabilities	481,905	577,013
Long-term borrowings, net of current installments	68,498	68,942
Deferred tax liabilities	8,760	8,507
Other long-term liabilities	10,424	9,682

Total non-current liabilities	87,682	87,131
Total liabilities	569,587	664,144
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,438,756	1,327,556
Noncontrolling interests	60,067	48,178

Total equity	1,498,823	1,375,734

TOTAL LIABILITIES AND EQUITY	$2,068,410	$2,039,878

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Net sales	$978,794	$767,997
Cost of sales	546,642	435,457

Gross profit	432,152	332,540
Royalty income	2,625	1,882

	434,777	334,422

Operating expenses:
Selling	53,878	49,092
General and administrative	242,349	197,141
	296,227	246,233

Earnings from operations	138,550	88,189
Other income (expense):
Interest, net	(1,122)	(2,650)
Other, net	2,779	(4,761)

	1,657	(7,411)

Earnings before income tax expense	140,207	80,778
Income tax expense	30,568	19,120

Net earnings	109,639	61,658
Less: Net earnings attributable to noncontrolling interests	12,027	5,578

Net earnings attributable to Skechers U.S.A., Inc.	$97,612	$56,080

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.63	$0.37

Diluted	$0.63	$0.37

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	153,745	152,413

Diluted	154,818	153,430